Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined balance sheet shows the financial condition after giving effect to the acquisition of Pacific Union Financial, LLC ("PacU") by Mr. Cooper Group Inc. ("Mr. Cooper" or the "Company") (the "PacU Acquisition"). It assumes that the PacU Acquisition is accounted for under the acquisition method of accounting, and that the assets and liabilities of PacU will be recorded by Mr. Cooper at their respective estimated fair values as of the date the acquisition was completed. The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on December 31, 2018.

The following unaudited pro forma condensed combined statement of operations shows the results of operations, including per share data, after giving effect to the merger of Wand Merger Corporation, a wholly owned subsidiary of WMIH Corp. ("WMIH" which subsequently changed its name to "Mr. Cooper Group Inc." in October 2018) and Nationstar Mortgage Holdings Inc. ("Nationstar") (the "Merger"), and related financing transaction, as well as the PacU Acquisition. The unaudited pro forma condensed combined statement of operations assumes that the Merger and the PacU Acquisition are accounted for under the acquisition method of accounting and that the assets and liabilities of Nationstar and PacU will be recorded by WMIH and Mr. Cooper Group Inc, respectively, at their respective estimated fair values as of the dates the transactions are completed. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 gives effect to the Merger and PacU Acquisition as if the transactions had occurred on January 1, 2018.

The unaudited selected pro forma condensed combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Mr. Cooper, which were included in Mr. Cooper’s Annual Report on Form 10-K for the year ended December 31, 2018, and the financial statements and related notes of PacU, which were included as Exhibit 99.1 to this Current Report on Form 8-K/A. Certain reclassifications have been made to the historical presentation of PacU to conform to the Mr. Cooper presentation and to the presentation of the pro forma financial statements contained herein.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. In addition, the unaudited pro forma condensed combined balance sheet includes pro forma purchase price allocations based upon preliminary estimates of the fair value of the assets acquired and liabilities assumed in connection with the PacU acquisition. These allocations may be adjusted in the future upon finalization of these preliminary estimates.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2018
(millions of dollars)

	Mr. Cooper Historical	PacU Historical	Pro Forma Adjustments	Ref	Combined Pro Forma
ASSETS:
Cash and cash equivalents	$242	$29	$(119)	(a)	$152
Restricted cash	319	2	—		321
Mortgage servicing rights	3,676	322	(52)	(b)	3,946
Advances and other receivables	1,194	78	—		1,272
Reverse mortgage interests	7,934	—	—		7,934
Mortgage loans held for sale	1,631	657	(2)	(b)	2,286
Mortgage loans held for investment	119	2	(1)	(b)	120
Property and equipment	96	10	—		106
Intangible assets	117	—	11	(c)	128
Goodwill	23	—	23		46
Deferred tax assets	967	—	—		967
Other assets	655	19	(3)	(b)	671
Total assets	$16,973	$1,119	$(143)		$17,949

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Unsecured senior notes	$2,459	$—	$—		$2,459
Advance facilities	595	6	—		601
Warehouse facilities	2,349	469	—		2,818
Notes payable	—	285	9	(b)	294
Payables and accrued liabilities	1,543	42	(1)	(b)	1,584
MSR related liabilities - nonrecourse	1,216	—	—		1,216
Mortgage servicing liabilities	71	—	—		71
Other nonrecourse debt	6,795	169	—		6,964
Total liabilities	15,028	971	8		16,007

Stockholders' equity
Preferred stock	—	—	—		—
Common stock	1	—	—		1
Additional paid-in-capital	1,093	—	—		1,093
Retained earnings	848	148	(151)	(d)	845
Total stockholders' equity before non-controlling interests	1,942	148	(151)		1,939
Non-controlling interests	3	—	—		3
Total stockholders' equity	1,945	148	(151)		1,942
Total liabilities and stockholders' equity	$16,973	$1,119	$(143)		$17,949
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2018
(millions of dollars, except for per share data)

	For the period January 1 - July 31, 2018		For the period August 1 - December 31, 2018	For the year ended December 31, 2018
	WMIH Historical	Nationstar Historical	Mr. Cooper Historical	PacU Historical	Merger Pro Forma Adj	Ref	PacU Acquisition Pro Forma Adj	Ref	Combined Pro Forma
Revenues:
Service related, net	$—	$901	$418	$63	$—		$—		$1,382
Net gain on mortgage loans held for sale	—	295	176	190	—		—		661
Other revenues	—	—	—	—	—		—		—
Total revenues	—	1,196	594	253	—		—		2,043

Expenses
Salaries, wages and benefits	3	426	337	164	—		—		930
General and administrative	94	519	370	109	(121)	(e), (f)	1	(c), (f)	972
Total expenses	97	945	707	273	(121)		1		1,902

Other income (expenses):
Interest income	8	333	256	40	—		—		637
Interest expense	(8)	(388)	(293)	(55)	(50)	(g)	1	(j)	(793)
Other income (expenses)	—	6	13	—	—		—		19
Total other income (expenses), net	—	(49)	(24)	(15)	(50)		1		(137)
Income (loss) before income taxes	(97)	202	(137)	(35)	71		—		4
Less: Income tax expense (benefit)	—	48	(1,021)	(2)	996	(h)	—		21
Net income (loss)	(97)	154	884	(33)	(925)		—		(17)
Less: Net income attributable to non-controlling interests	—	—	—	—	—		—		—
Net income (loss) attributable to common and participating stockholders	$(97)	$154	$884	$(33)	$(925)		$—		$(17)

Net income (loss) per common share attributable to Mr. Cooper:
Basic	$(5.51)		$9.65						$(0.35)
Dilutive	$(5.51)		$9.54						$(0.35)

Weighted average shares of common stock outstanding (in thousands):
Basic	17,597		90,813		30,690	(i)			48,287
Dilutive	17,597		91,830		30,690	(i)			48,287
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined balance sheet has been prepared to give effect to the PacU Acquisition as if the transaction had occurred as of December 31, 2018. The unaudited pro forma condensed combined statement of operations has been prepared to give effect to the PacU Acquisition and the Merger involving WMIH and Nationstar and the financing transaction as if these transactions had occurred as of January 1, 2018.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the PacU Acquisition and the Merger and debt issuance been consummated during the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information of WMIH and PacU have been reclassified to conform to the current presentation.

Note 2 - Preliminary Purchase Price Allocation for PacU Acquisition

On February 1, 2019, Nationstar Mortgage LLC, a wholly-owned subsidiary of the Company, completed an acquisition of all of the limited liability units of Pacific Union Financial, LLC, a California limited liability company. The aggregate purchase price for the limited liability units was $116 million. The acquisition was funded through cash on hand.

The acquisition of PacU by Mr. Cooper is accounted for using the acquisition method of accounting. Accordingly, the assets and liabilities of PacU are recorded at their respective estimated fair values based on current available information. To the extent that the purchase price exceeds the fair value of acquired assets and assumed liabilities, the excess will result in goodwill.

The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of PacU based on management’s best estimates of fair value. The final purchase price allocation may vary based on final valuations and analysis of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The preliminary allocation of the purchase price paid to the fair values of the assets and liabilities acquired is summarized in the table below (amounts in millions) as if the PacU acquisition had occurred as of December 31, 2018.

Total Purchase Price:
Purchase price paid in cash	$116

Estimated Fair Value of Net Assets Acquired:
Cash and cash equivalent	$29
Restricted cash	2
Mortgage servicing rights	270
Advances and other receivables	78
Mortgage loans held for sale	655
Mortgage loans held for investment	1
Property and equipment	10
Other assets	16
Fair value of assets acquired	1,061

Advance facilities	6
Warehouse facilities	469
Notes payable	294
Payables and accrued liabilities	41
Other nonrecourse debt	169
Fair value of liabilities assumed	979

Total fair value of net tangible assets acquired	82

Intangible assets acquired:
Customer relationships	11

Preliminary pro forma goodwill	23
$116

Note 3 - Merger with Nationstar

On July 31, 2018, Wand Merger Corporation, a wholly-owned subsidiary of WMIH merged with and into Nationstar, with Nationstar continuing as a wholly-owned subsidiary of WMIH (the "Merger").

On July 13, 2018, Wand Merger Corporation closed the offering of $950 million aggregate principal amount of 8.125% Notes due 2023 and $750 million aggregate principal amount of 9.125% Notes due 2026 (collectively, the "New Notes"). The proceeds from the New Notes were used, together with the proceeds from the issuance of the Company's common stock and the Company's cash and restricted cash on hand, to consummate the Merger and the refinancing certain of Nationstar's existing debt and to pay related fees and expenses.

Note 4 - Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

(a) Represents the payment from available cash and cash equivalents of $116 million to fund the purchase price for the PacU Acquisition. In addition, total cash of $3 million was used to pay transaction costs associated with the PacU Acquisition, including audit, legal and advisory fees.

(b) Represents adjustments to estimated fair value. The majority of fair value adjustments are related to mortgage servicing rights and notes payable. Fair value for these were assessed based on the following:

1.
Mortgage servicing rights - Fair value was estimated using a process that combines the use of a discounted cash flow model and analysis of current market data. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being mortgage prepayment speeds, discount rates, ancillary revenues and costs to service.

2.	Notes payable - Adjustment relates to the removal of debt issuance costs.

(c) Reflects recognition of the estimated preliminary fair value of identifiable intangible assets attributable to the PacU Acquisition. See Note 2, Preliminary Purchase Price Allocation. The preliminary identifiable intangible assets consist of and result in the following pro forma adjustment (amounts in millions):

	Fair Value	Amortization Expense for the Year Ended December 31, 2018(2)	Average Estimated Useful Life (Years)
Customer relationships(1)	$11	$2	10

(1)	The estimated fair values for customer relationships were measured using the excess earnings method.

(2)
Customer relationships are amortized using an economic assumption method over an estimated ten-year useful life, which results in amortization expenses of $2 million, $2 million, $2 million, $1 million, $1 million over the five-year period following the PacU Acquisition.

(d) Represents elimination of the historical equity of PacU and the $3 million additional transaction costs associated with the PacU Acquisition in adjustment (a).

(e) Represents adjustments to amortization expense for intangible assets attributable to the Merger. Adjustments to amortization expense for definite-lived assets were based on historical amortization expense recorded compared to the amortization expense for estimated fair value intangible assets post-merger for the seven months ended July 31, 2018. The following table details the pro forma adjustment to amortization expense related to the Merger (amounts in millions).

For the period ended July 31, 2018
To record new amortization expense of acquired definite-lived intangible assets related to fair value adjustments	$10
Removal of Nationstar's historical amortization expense related to definite-lived intangible assets	(2)
Pro forma adjustment to depreciation and amortization expense	$8

(f) Represents the elimination of $129 million and $1 million nonrecurring transaction costs incurred that are directly related to the Merger and PacU Acquisition for the year ended December 31, 2018, respectively.

(g) Represents the net increase to interest expense resulting from interest on the New Notes to finance the Merger and the amortization of related debt issuance costs, as follows (amounts in millions).

Year Ended December 31, 2018
Elimination of historical interest expense and amortization of debt issuance cost - Nationstar for the seven months ended July 31, 2018	$(38)
Interest expense on the New Notes for the seven months ended July 31, 2018	78
Amortization of New Notes issuance costs for the seven months ended July 31, 2018	4
Interest expense on draw on advance facility	6
Pro forma adjustment to interest expense	$50

(h) Represents the elimination of the release of $990 million of valuation allowance recorded against WMIH’s deferred tax assets and $6 million income tax expense as a result of the pro forma adjustments to the condensed combined statement of operations.

(i) Represents the increase in the weighted average shares with the issuance of WMIH common shares in connection with the Merger. On October 10, 2018, Mr. Cooper completed its 1-for-12 reverse stock split. All weighted average shares and per share amounts for WMIH/Mr. Cooper included in the pro forma financial information herein have been adjusted to reflect this reverse stock split.

(j) Represents the elimination of PacU's historical amortization of debt issuance costs which were removed as part of the adjustment to the fair value of notes payable and warehouse facilities.